Exhibit 10.2

AMENDED AND RESTATED

TRANSITION AGREEMENT

        AGREEMENT dated the _____day of _______, _______ between Harley-Davidson, Inc., a Wisconsin corporation (the “Corporation”), and ______________ (the “Executive”). Unless otherwise indicated, terms used herein and defined in Schedule A shall have the meanings assigned to them in Schedule A.

        WHEREAS, the HDI Group desires to continue to attract and retain skilled and dedicated management employees, consistent with achieving the best possible price for its stockholders in any transition period or change in ownership and control of the Corporation; and

        WHEREAS, the Executive has specific duties and unique talents which are of benefit to the HDI Group both presently and in any transition period; and

        WHEREAS, the HDI Group and the Executive desire that the Executive be free of any conflict of interest with regard to the performance of the Executive’s duties in evaluating any proposed change in ownership or control; and

        WHEREAS, to comply with Internal Revenue Code Section 409A and to make certain other changes, the Executive and the Corporation desire to amend and restate the Transition Agreement currently in effect between the Executive and the Corporation.

        NOW, THEREFORE, it is agreed as follows

        1. The HDI Group currently employs the Executive as __________________________, Harley-Davidson, Inc. upon the terms and conditions currently reflected in the Executive’s personnel file or in various minutes of the Board.

        2. This Agreement shall become effective on the date hereof and shall terminate on the second anniversary of the occurrence of a Change of Control Event; provided, however, that no benefits shall be payable or accrue pursuant to this Agreement prior to the occurrence of a Change of Control Event. This Agreement supersedes any predecessor Transition Agreement in effect between the Executive and the Corporation.

        3. During the two year period following a Change of Control Event, so long as the Executive remains employed by the HDI Group, the Executive shall devote his or her full time, attention, and energies to the business of the HDI Group and shall not engage in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but this shall not be construed as preventing the Executive from (a) investing the Executive’s assets in such form or manner as will not materially affect the Executive’s ability to perform his or her duties and obligations to the HDI Group; or (b) continuing to serve as a director of any corporation of which he or she was a director immediately prior to the Change of Control Event. The Executive agrees that once a Change of Control Event occurs he or she will not voluntarily terminate his or her employment with the HDI Group until ten days after such Change of Control Event has occurred.

        4. The HDI Group agrees that following a Change of Control Event no termination of the Executive’s employment with the HDI Group will be effective, unless it provides the Executive ten days prior written notice of such termination; provided, however, that the Executive shall provide the HDI Group Employer with ten days prior written notice of any termination by the Executive of the Executive’s employment with the HDI Group. The Executive may waive the notice requirement for the HDI Group.

        5. The Executive recognizes and acknowledges that the list of the HDI Group’s customers, its product plans, forecasts and financial information, as well as other confidential information, as it may exist from time to time, is valuable, special, and unique asset of the HDI Group’s business. The Executive shall not, except for the benefit of HDI Group or as otherwise expressly authorized by the HDI Group, during or at any time within five (5) years after the termination of the Executive’s employment, disclose any such information or any part thereof to any person, firm, corporation, association, or other entity, or use such information or any part thereof for any reason or purpose whatsoever, in either case under any circumstances in which such disclosure or use is reasonably likely to affect adversely the interests of the HDI Group in any country of the world in which the HDI Group then distributes its products. This section is not intended to limit in any way the Executive’s independent obligation to preserve and not to misappropriate trade secrets of the HDI Group. In the event of a breach or threatened breach by the Executive of the provisions of this section, the HDI Group shall be entitled to an injunction restraining the Executive from disclosing or using, in whole or in part, this information. The HDI Group will be free to pursue any other remedies as may in its discretion be deemed appropriate under the circumstances.

        6. Upon the happening of a Change of Control Event, the HDI Group agrees, while the Executive is employed hereunder, the Executive shall be compensated at a level that is at least comparable in the aggregate to the Executive’s highest level of Compensation in effect during the 180-day period immediately prior to the Change in Control Event and in a manner that satisfies each of the following:

(a) The Executive shall receive an annual base salary in cash equivalent of not less than the Executive’s highest annual base salary as in effect during the 180-day period immediately prior to the Change in Control Event, subject to any deferral election then in effect.

(b) The Executive (and with respect to medical, dental and vision coverage, the Executive’s eligible dependents) shall be included in any and all employee benefit or fringe benefit plans, practices, policies or programs providing benefits for the HDI Group’s salaried employees in general, including but not limited to retirement, savings, group life insurance, hospitalization, medical, dental, profit sharing and 401(k) plans, and in all plans, practices, policies or programs providing additional benefits to executives of the HDI Group of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, pension restoration, stock option, stock appreciation, stock bonus and similar or comparable programs; provided, however, that, in no event shall the aggregate level of benefits under such plans, practices, policies or programs in which the Executive is included be less than the aggregate level of benefits under plans, policies, practices and programs of the HDI Group in which the Executive was participating at any time during the 180-day period immediately prior to the Change in Control Event.

(c) The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually at any time during the 180-day period immediately prior to the Change in Control Event or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the HDI Group of comparable status and position to the Executive.

(d) The Executive shall be included in any annual or long-term or other bonus plan of the HDI Group which shall satisfy the standards described below (any such plan, the “Bonus Plan”). Bonuses under any such Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the HDI Group as the HDI Group shall establish (the “Goals”), all of which Goals shall be attainable, prior to the second anniversary of the date of the Change in Control Event, with approximately the same degree of probability as the goals under any bonus plan or plans of the HDI Group as in effect at any time during the 180-day period immediately prior to the Change in Control Event (whether one or more, the “Prior Bonus Plan”). The amount of the bonus (the “Bonus Amount”) that the Executive is eligible to earn under any such Bonus Plan shall be no less than the amount of the Executive’s target award provided in such Prior Bonus Plan, and in the event the Goals are not achieved such that the entire target award is not payable, any such Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the target award reasonably related to that portion of the Goals which were achieved.

        7. Benefits Following an Eligible Termination.

        In the event of Termination, the Executive shall be entitled to the following benefits:

(a) Lump Sum Severance Payment.

The Executive shall be entitled to receive, in cash or cash equivalent on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination, a lump-sum payment equal to the product of three multiplied by the sum of:

(i) the Executive’s highest annual rate of salary during the five year period preceding the Executive’s termination of employment with the HDI Group;

(ii) the higher of (A) the Executive’s bonus opportunity (at target) for the year in which occurs the Change in Control Event, or (B) the highest annual bonus paid to or accrued for the benefit of the Executive during the five year period immediately preceding the Executive’s termination of employment with the HDI Group under any bonus plan, program, or arrangement of the HDI Group which the HDI Group Employer maintains or has adopted; and

(iii) the product of four times the last quarterly payment, prior to the Change of Control Event, paid to the Executive by the HDI Group, to the extent such payment was paid by the HDI Group in lieu of providing the Executive with various fringe benefits (the “Perquisite Payment”).

(b) Payment in Lieu of Post-Retirement Life Insurance.

In addition, if the Executive has attained age 55 and completed at least five years of service with the HDI Group prior to the date of Termination, the Executive shall receive an additional amount, in lieu of any post-retirement life insurance, equal to one times the Executive’s annual base salary, at his or her then current rate (the “Retiree Insurance Payment”), plus an additional amount such that the net amount retained by the Executive, after deduction for federal and state income taxes and FICA and Medicare employment taxes on the Retiree Insurance Payment, and any federal and state income taxes and FICA and Medicare employment taxes on the additional payment, shall equal the Retiree Insurance Payment. For purposes of determining the amount of the additional payment, the Executive shall be deemed to pay federal and state income taxes at the highest marginal rate of federal and state income taxation in the calendar year in which the additional payment is to be made. The payment in lieu of post-retirement life insurance shall not duplicate any other program of the HDI Group under which the Executive may be entitled to a payment in lieu of post-retirement life insurance The payment shall be made to the Executive in cash or cash equivalent on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination.

(c) Vesting of Certain Benefits.

At the time the ten days written notice prior to Termination is given:

(i) the Executive will be fully and immediately vested in his or her accrued benefit and any minimum years of service requirement for vesting will be deemed to have been satisfied under any qualified or nonqualified pension, savings or other retirement programs that are maintained by the HDI Group and in which the Executive was entitled to participate at the time of the Change of Control Event or at any time prior to Termination, with the benefits under each such plan in which the Executive participates being distributed in accordance with the terms of the relevant plan; provided, however, that if the HDI Group reasonably concludes that it is unable to take the actions contemplated under this subparagraph (i) with respect to any plan that is intended to be qualified under Code Section 401(a) without violating the requirements of Code Section 401(a)(4) or any similar provision, then the Executive shall be entitled to receive, with respect to any such plan, a single sum payment equal to the account balance that the Executive forfeits under any defined contribution plan or the actuarial present value (determined using the interest and mortality assumption in effect under Code Section 417(e)(3), or any successor to such provision, on the date of Termination) of any accrued benefit that the Executive forfeits under any defined benefit plan as a result of not being fully vested at the time of Termination, with such payment to be made on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination;

(ii) all restricted stock awards made to the Executive pursuant to the Harley-Davidson, Inc. 2004 Incentive Stock Plan, as amended, or made pursuant to any successor or predecessor plan, including, without limitation, any plan of the HDI Group that is in effect following the date of the Change in Control Event, will be fully and immediately vested to the extent not already vested;

(iii) all stock options granted pursuant to the Harley-Davidson, Inc. 2004 Incentive Stock Plan, as amended, or granted pursuant to any successor or predecessor plan, including, without limitation, any plan of the HDI Group that is in effect following the date of the Change in Control Event, will be fully vested and to become immediately exercisable to the extent not already vested and exercisable;

(iv) all performance or other awards granted to the Executive pursuant to any HDI long-term incentive plan, or granted pursuant to any successor plan, including, without limitation, any plan of the HDI Group that is in effect following the date of the Change in Control Event, if not already vested pursuant to the terms of such long-term incentive plan, will be fully and immediately vested, as if all performance requirements have been satisfied at the target level of performance, and with payment to the Executive to be made on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination; and

(v) the HDI Group Employer will pay to the Executive, on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination, an amount in respect of any bonus under a short-term incentive or other annual bonus plan of the HDI Group equal to the higher of (1) the Executive’s target bonus for the fiscal year in which the date of Termination falls, or (2) the bonus the Executive received for the year prior to the Change of Control Event, which amount shall be pro-rated by a fraction, the numerator of which is the number of days elapsed in the HDI Group’s fiscal year on the date of Termination and the denominator of which is 365.

(d) Retirement Benefits.

If the Executive participates in the Retirement Annuity Plan for Salaried Employees of Harley-Davidson (the “Salaried Retirement Plan”), then the Executive will be entitled to additional benefits under (i) the Harley-Davidson, Inc. Pension Benefit Restoration Plan (the “Benefit Restoration Plan”) and (ii) any other supplemental retirement plan of the HDI Group in which the Executive participates or any other agreement between the HDI Group and the Executive providing retirement benefits for the Executive, or any successors to such plans, based on the most favorable benefit provisions of such plans in effect at any time during the 180-day period prior to the date of the Change of Control Event (the Pension Restoration Plan and such other programs are collectively referred to as the “Retirement Plans”). The amount of such additional pension benefits payable under each such Retirement Plan will be paid in accordance with the terms of the applicable Retirement Plan and shall equal to the difference between (i) the amount the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) is actually entitled to receive upon retirement or termination under the terms and conditions of the applicable Retirement Plan, and (ii) the amount the Executive (or such surviving spouse or beneficiary) would have been entitled to receive under such terms and conditions if (A) the Executive’s benefits under the applicable Retirement Plan had been fully vested on the date of Termination, (B) the Executive had continued to work until the earlier of the Executive’s 65th birthday or the third anniversary of the date of Termination, and (C) the Executive had continued to receive compensation (both base salary and, to the extent relevant under a Retirement Plan, bonuses or other compensation) during the period of assumed employment at the highest rate and at the same time as such compensation was paid to the Executive during the calendar year immediately preceding the date on which occurs the Change of Control Event or the calendar year immediately preceding the year in which occurs the date of Termination, whichever is more beneficial to the Executive.

(e) Welfare Benefits.

The Executive will also receive:

(i) until December 31 of the second calendar year following the calendar year in which occurs the date of Termination, use of professional outplacement services by qualified consultants retained at the expense of the HDI Group Employer; provided, however, that this subparagraph (i) shall not apply following the Executive’s death; and

(ii) for three years from the date of Termination, continued coverage under HDI Group hospital, medical, dental, vision, life, disability insurance and other welfare benefit plans; provided, however, that any period of continued hospital, medical, dental or vision coverage pursuant to this provision shall be credited against (reduce) the maximum period of continuation coverage that the Executive (or any other qualified beneficiary with respect to the Executive) is permitted to elect in accordance with COBRA, or any successor provision thereto; and provided further, that in the event of the Participant’s death either (A) after Termination or (B) prior to Termination but during the period beginning on the date of the Change in Control Event and ending on the date that is thirty (30) days after the first anniversary of the date of the Change in Control Event, then for a period of one year following the Executive’s date of death (but in no event more than three years following the date of Termination), the HDI Group shall provide continued coverage under HDI Group hospital, medical, dental and vision plans, but all other welfare benefit plan coverage shall cease. For purposes of this subparagraph (ii), if hospital, medical, dental, or vision coverage or benefits are provided under a plan that is subject to Code Section 105(h), then, for any period of coverage following the end of the COBRA continuation period, the benefits payable under such plan shall comply with the requirements of Sections 1.409A-3(i)(1)(A) and (B) of the Treasury regulations and, if and to the extent necessary, the HDI Group shall amend such plan to comply therewith. Also, with respect to the first six months following the Termination during which the Executive’s life insurance coverage is extended under this subparagraph (ii), if the premiums payable by the HDI Group for group life insurance coverage during such period and the portion of the premiums payable during such period that represents current life insurance protection (as determined in accordance with Internal Revenue Service requirements) for the Executive under a split-dollar insurance arrangement, in the aggregate (the “Life Insurance Coverage Value”) exceed the amount of the “limited payments” exemption set forth in Section 1.409A-1(b)(9)(v)(B) of the Income Tax Regulations (or any successor thereto), then, to the extent required to comply with Internal Revenue Code Section 409A, the Executive, in advance, shall pay the HDI Group an amount equal to the Life Insurance Coverage Value, and promptly following the end of such six month period, the HDI Group Employer shall make a cash payment to the Executive equal to the amount paid to the HDI Group by the Executive. Thereafter such life coverage shall be provided at the expense of the HDI Group for the remainder of the period specified above.

(f) Payment in Lieu of Automobile, Association and Similar Fees.

Unless the Perquisite Payment was substituted for the following, the Executive shall also receive a cash lump sum payment, calculated so as to equal the fair market value of three years of benefits and paid to the Executive on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination, for:

(i) automobiles and vehicles (or allowance in respect thereof) to which he was entitled either prior to the Change of Control Event or prior to Termination; and

(ii) all amounts in respect of club, association or similar fees and dues covering the Executive to which he was entitled either prior to the Change of Control Event or prior to Termination.

(g) Payment of Accrued Compensation.

The Executive shall also be entitled to all amounts earned or accrued through the date of Termination but not paid as of such date, including base salary, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the HDI Group during the period ending on the date of Termination, vacation pay, and sick leave (collectively, “Accrued Compensation”). All Accrued Compensation shall be paid to the Executive within 10 days following Termination.

(h) Continuation of Section 409A Elections.

Notwithstanding anything in subsections (a) through (g) to the contrary, Termination does not affect deferral or distribution elections that the Executive may have in place with respect to the payment of any benefits that are subject to Code Section 409A, and payment of such amounts will be made pursuant to the terms of the applicable plan or program under which the deferral election was made.

(i) Death of the Executive.

If the Executive dies prior to the payments of amounts due to the Executive under this Agreement (including, without limitation, in the case of Termination resulting from the Executive’s death during the period beginning on the date of the Change in Control Event and ending on the date that is thirty (30) days after the first anniversary of the date of the Change in Control Event), then the amounts that otherwise would have been paid to (or in the event of death, on behalf of) the Executive (including any Gross-Up Payment and Tax Adjustment Amount under Section 8) will be paid, as soon as practicable following the Executive’s death, to the Executive’s estate.

(j) Agreement Not a Guarantee of Employment.

Nothing in this Agreement shall be construed to prevent the HDI Group Employer or the Board from terminating the Executive’s employment under this Agreement either for Cause or without Cause or to prevent the Executive from terminating the Executive’s employment under this Agreement either for Good Reason or without Good Reason. A termination by the HDI Group Employer for Cause or a termination by the Executive without Good Reason shall relieve the HDI Group of its obligation to make any other payments under this Agreement, except those that may be payable under then existing employee benefit programs. For the Executive to be terminated for Cause, the existence of Cause must be determined by a written resolution adopted by the affirmative vote of not less than two-thirds of all the Continuing Directors, excluding for this purpose the Executive, or in the event there are no Continuing Directors, by a unanimous vote of all the Directors, at a meeting duly called and held for that purpose after reasonable notice to the Executive and opportunity for the Executive and his or her counsel to be heard. Any such determination shall require that the Continuing Directors (or the entire Board) find that in their reasonable good faith judgment the conduct which was the basis for the hearing in fact occurred and is sufficient to warrant a termination for Cause.

        8. Protection Against Certain Taxes.

(a) Taxes Attributable to Excess Parachute Payments.

If the Executive receives any payments under this Agreement or otherwise from the HDI Group which are “excess parachute payments” taxed under Section 4999 of the Code, the HDI Group Employer will pay, pursuant to subsection (b) below, an amount sufficient to offset such tax effects.

(b) Calculation and Payment of Gross-Up Payment.

(i) In the event that the Executive becomes entitled to payments in connection with a Change of Control Event under this Agreement or otherwise (“the Payments”), if any of the Payments will be subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”) (or any similar tax that may hereafter be imposed), the HDI Group Employer shall pay to the Executive (or remit to the Internal Revenue Service on behalf of the Executive) an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal and state income or other taxes and Excise Tax upon Gross-Up Payments provided for by this section, shall be equal to the Payments.

(ii) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any other payments or benefits received or to be received by the Executive in connection with a Change of Control Event shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the HDI Group’s independent auditors, and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such “excess parachute payments” (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (B) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (A), above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the HDI Group’s independent auditors in accordance with the principles of Section 280G(b)(3) and (4) of the Code.

(iii) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal and state income taxes at the highest marginal rate of federal and state income taxation in the calendar year in which the Gross-Up Payment is to be made.

(iv) A Gross-Up Payment and Tax Adjustment Amount, if any, under subsection (v) shall be paid on the first day of the month following the month in which occurs the six month anniversary of the date of Termination. Notwithstanding the foregoing, if the Executive is required to remit the Excise Tax under Code Section 4999 to the Internal Revenue Service prior to the first day of the month following the month in which occurs the six month anniversary of the date of Termination, then upon written notice by the Executive to the Corporation, the HDI Group Employer will reimburse the Executive for the Excise Tax so paid (and for any additional taxes paid by the Executive on the reimbursement), and such reimbursement or reimbursements will be credited against and reduce the Gross-Up Payment made on the first day of the month following the month in which occurs the six month anniversary of the date of Termination.

(c) Tax Adjustment Amount.

In addition to the Gross-Up Payments under this Section 8, the HDI Group Employer shall pay to the Executive an additional amount (the “Tax Adjustment Amount”) in the event any portion of the Payments are taxed (for state or federal income tax purposes) at income tax rates higher than the highest marginal federal and state income tax rates otherwise applicable to the Executive without considering the Payments (which shall not include any addition to income tax or income tax rates in the nature of an additional income tax or penalty for failure to comply with applicable requirements for taxation at a lower rate (“Base Income Tax Rates”), such that the net amount retained by the Executive, after deduction of state and federal income taxes at their respective actual rates and any state and federal income taxes upon the Tax Adjustment Amount provided by this subsection (c), shall be equal to the Payments less state and federal income taxes thereon calculated at the Base Income Tax Rates. In the event any payments are required under this subsection (c), they shall be included as “Payments” under subsection (b) of this Section 8.

(d) Additional Excise Tax Assessments.

(i) The Executive shall notify the HDI Group in writing of any claim by the Internal Revenue Service for an Excise Tax that, if successful, would require the payment by the HDI Group of a Gross-Up Payment that would be in addition to the Gross-Payment (if any) made to the Executive pursuant to Section 8(b). Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the HDI Group of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the HDI Group (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the HDI Group notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) give the HDI Group any information reasonably requested by the HDI Group relating to such claim;

(B) take such action in connection with contesting such claim as the HDI Group shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the HDI Group and reasonably satisfactory to the Executive;

(C) cooperate with the HDI Group in good faith to effectively contest such claim; and

(D) permit the HDI Group to participate in any proceedings related to such claim;

provided, however, that the HDI Group shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(ii) The HDI Group shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, or to pay the tax on the Executive’s behalf directly to the Internal Revenue Service and direct the Executive to sue for a refund or context the claim in any permissible manner), and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the HDI Group shall determine; provided, however, that if the HDI Group directs the Executive to pay such claim and sue for a refund, the HDI Group shall immediately reimburse the Executive for the amount so paid, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest and penalties with respect thereto) imposed with respect to such reimbursement or with respect to any imputed income with respect to such reimbursement (such additional payment to indemnify and hold harmless the Executive to be completed as soon as administratively possible after the date on which the Executive pays the tax). Notwithstanding anything to the contrary, to comply with Internal Revenue Code Section 409A, the Executive must timely submit the Executive’s claim for reimbursement of the tax paid, so that it can be reimbursed no later than the end of the Executive’s taxable year following the taxable year in which the taxes that are the subject of the Internal Revenue Service’s claim are remitted to the Internal Revenue Service), and no reimbursement can be made after that time; and provided further, however, that if the Executive is required to extend the statute of limitations to enable the HDI Group to contest such claim, the Executive may limit this extension solely to such contested amount. The HDI Group’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the HDI Group without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

(iii) In the event that the HDI Group exhausts its remedies and the Executive thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax (“Underpayment”), the HDI Group Employer shall make a supplemental payment to reimburse the Executive for any such Underpayment and to reimburse the Executive for any federal and state income taxes, Excise Tax or employment taxes incurred by the Executive with respect to the amount of any reimbursements under this provision. Such reimbursement shall be made as soon as practical after the date on which the Executive pays the tax and provides notice to the Corporation of the payment of such tax or taxes, but no later than the end of the Executive’s taxable year following the taxable year in which the taxes are remitted. Alternatively, the HDI Group Employer may remit such additional taxes directly to the Internal Revenue Service on the Executive’s behalf.

(iv) If, after the receipt by the Executive of an amount reimbursed by the HDI Group in connection with the contest of the Excise Tax claim, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the HDI Group the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

        9. Any amount under Section 7 or Section 8 the payment of which is to be made on the first business day of the month following the month in which occurs the six month anniversary of the date of Termination, when paid, shall include interest, calculated at the reference rate or the prime rate, as the case may be, of US Bank Milwaukee, National Association, Milwaukee, Wisconsin as in effect from time to time during the period beginning on the date ten days following the Termination and ending on the date on which payment is actually made; provided, however, that with respect to any life insurance reimbursement that the Executive is entitled to pursuant to Section 7(e), the interest period will begin on the date on which the Executive pays the Life Insurance Coverage Value to the HDI Group.

        10. The Executive agrees that, during the term of his or her employment under this Agreement, he shall not, directly or indirectly, engage or participate in any business activity that is directly competitive with and likely to have a material adverse effect on the business of the HDI Group without prior written approval of the Board. In the event that, while employed by the HDI Group, the Executive engages in practices that are directly competitive and that are likely to have a material adverse effect on the HDI Group and the Executive fails to cease such competitive practices within 30 days after written notice is received from the Board, then the Executive shall be treated for purposes of this Agreement as terminated for Cause as of such 30th day.

        11. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Milwaukee, Wisconsin or, at the option of the Executive, in the county where the Executive resides, in accordance with the Rules of the American Arbitration Association then in effect; provided, however, that if the Executive institutes an action relating to this Agreement, then the Executive may, at his or her option, bring such action in a court of competent jurisdiction. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

        12. The HDI Group shall pay or reimburse all costs and expenses, including attorneys’ fees and disbursements, of the HDI Group and, at least monthly, the Executive in connection with any legal services or proceedings (including, but not limited to, arbitration), whether or not instituted by the HDI Group or the Executive, relating to the interpretation or enforcement of any provision of this Agreement. The HDI Group also agrees to pay prejudgment interest on any money judgment obtained by the Executive as a result of such proceedings, calculated at the reference rate or prime rate, as the case may be, of US Bank Milwaukee, National Association, Milwaukee, Wisconsin as in effect from time to time from the date that payment should have been made to the Executive under this Agreement. Notwithstanding anything to the contrary, to comply with Internal Revenue Code Section 409A, the Executive must timely submit any such cost of expense for reimbursement so that it can be reimbursed no later than the end of the calendar year following the calendar year in which the expense was incurred; no reimbursement can be made after that time.

        13. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the HDI Group and the Executive and their respective heirs, legal representatives, successors and assigns. If the HDI Group or any member of the HDI Group shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The HDI Group will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the HDI Group or any member of the HDI Group, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the HDI Group would be required to perform it if no such succession had taken place. The provisions of this Section 12 shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer. From and after the date of any such purchase, merger, consolidation, transfer of assets or other transaction, the term HDI Group as used in this Agreement shall also include any such person or entity that is the successor or subsequent employer for purposes of this Section 13, or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

        14. The HDI Group Employer will indemnify the Executive against expenses (including attorney’s fees), amounts paid in settlement (whether with or without court approval), judgments and fines actually and reasonably incurred by him in connection with a threatened or actual action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the HDI Group, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his or her conduct was unlawful, (and the HDI Group Employer will advance expenses for the Executive) if he becomes a party or is threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigation (if not by or in the right of the HDI Group Employer) by reason of the fact that he is or was a director, officer, employee or agent of the HDI Group or is or was serving at the request of the HDI Group as a director, officer, employee or agent or in any other capacity or in another corporation, or a partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or not taken by him while acting in any such capacity, to the fullest extent permitted by the HDI Group Employer’s Articles of Incorporation and By-Laws. Notwithstanding anything to the contrary, to comply with Internal Revenue Code Section 409A, the Executive must timely submit any such cost or expense for reimbursement so that it can be reimbursed no later than the end of the calendar year following the calendar year in which the item was incurred; no reimbursement can be made after that time.

        15. Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it in unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The unenforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        16. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein, without regard to conflict of law principles.

        17. This instrument contains the entire agreement of the parties, and supersedes any earlier agreement between them, relative to a transition period or termination in the event of a Change of Control Event. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Notwithstanding anything in this Agreement to the contrary, the Corporation may unilaterally amend this Agreement prior to the occurrence of a Change of Control Event to make changes that the Corporation reasonably determines are necessary or appropriate for purposes of causing this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code and regulations proposed or promulgated thereunder, so long as the Corporation makes the same changes to corresponding agreements to which other Corporation executives are parties.

        18. The Executive shall not be required to mitigate damages or the amount of any payment to the Executive provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after Termination.

        19. If the Executive is also a party to a Severance Benefits Agreement (or any similar agreement) with the Corporation (or an Affiliate), upon the occurrence of a Change in Control Event (whether such Severance Benefits Agreement or similar agreement was entered into or amended prior to or after the date of this Agreement), then the Executive’s rights and obligations upon a termination of Executive’s employment during the term of this Agreement will be governed by this Agreement rather than the Severance Benefits Agreement or similar agreement.

        20. The HDI Group shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. In addition, if prior to the date of payment of the benefits hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the HDI Group may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the income taxes that will be due on such amount) and the Executive’s remaining benefits under this Agreement shall be reduced accordingly. The HDI Group shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

        21. In the event that neither the Corporation nor any Affiliate has outstanding any stock which is publicly traded on an established securities market or otherwise, any references in this Agreement to distribution being made on the first day of the month following the month in which occurs the six month anniversary of the date of Termination shall automatically be modified to provide for distribution within ten days following the date of Termination.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HARLEY-DAVIDSON, INC.
By:____________________________________________
ATTEST:
__________________________________________________
EXECUTIVE:
__________________________________________________

Schedule A

CERTAIN DEFINITIONS

        As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“AFFILIATE” means each corporation, trade or business that, with the Corporation, constitutes a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c), applied by substituting “at least 50 percent” for “at least 80 percent” each place it appears.

“BASE INCOME TAX RATES” shall have the meaning ascribed to it in Section 8(c) of the Agreement.

“BENEFIT RESTORATION PLAN” has the meaning ascribed to it in Section 7(d) of the Agreement.

“BOARD” means the Corporation’s board of directors.

“CAUSE” means the commission by the Executive of one or more acts for which the Executive is convicted of a felony under United States federal, state or local criminal law, or willful and gross misconduct on the part of the Executive that is materially and demonstrably detrimental to the HDI Group taken as a whole.

“CHANGE OF CONTROL EVENT” means any one of the following: (a) Continuing Directors no longer constitute at least 2/3 of the Directors; (b) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its affiliates, become the beneficial owner, directly or indirectly, of 20% or more of the Corporation’s then outstanding Common Stock or 20% of more of the voting power of the Corporation’s then outstanding securities entitled generally to vote for the election of the Corporation’s Directors; (c) the consummation of the merger or consolidation of the Corporation with any other corporation, the sale of substantially all of the assets of the Corporation or the liquidation or dissolution, of the Corporation, unless, in the case of a merger or consolidation, the then Continuing Directors in office immediately prior to such merger or consolidation will constitute at least 2/3 of the Directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation; or (d) at least 2/3 of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the Corporation’s stockholders or by the Board determines that such proposed action, if taken, would constitute a change of control of the Corporation and such action is taken.

“CODE” means the Internal Revenue Code of 1986, as amended.

“COMPENSATION” means the sum of all remuneration to which the Executive is entitled, including, but not limited to salary, participation in HDI Group bonus and benefit plans, programs or arrangements and awards under any HDI Group bonus plans, long-term incentive compensation plans, stock option plans, restricted stock plans or any other deferred compensation plans that the HDI Group Employer maintained or adopted prior to the Change of Control Event, the value to the Executive of the use of professional outplacement services by qualified consultants and use of automobiles or vehicles (or allowances in respect thereof), and all amounts in respect of club, association or similar fees and dues covering such Executive. In the event that the HDI Group cannot provide the Executive with one or more benefits which it is obligated to provide to the Executive, pursuant to this Agreement, under its employee benefit plans, programs or arrangements then the HDI Group shall provide the Executive with equivalent benefits at the expense of the HDI Group Employer.

“CONTINUING DIRECTOR” means any individual who is either (i) a member of the Board on the date hereof or (ii) a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds of the Continuing Directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest).

“CORPORATION” means Harley-Davidson, Inc., a Wisconsin corporation.

“EXCISE TAX” has the meaning ascribed to it in Section 8(b)(i) of the Agreement.

“GOOD REASON” means the occurrence of any one of the following events, as determined by the Executive in good faith:

(a) any breach of this Agreement by the Corporation, including specifically any breach by the Corporation of its agreement contained in Section 6, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Corporation remedies promptly after receipt of notice thereof given by the Executive;

(b) any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change of Control Event or, to the extent more favorable to the Executive, those in effect after the Change of Control Event;

(c) a material adverse change, without the Executive’s prior written consent, in the Executive’s working conditions or status with the Corporation or the HDI Group Employer from such working conditions or status in effect during the 180-day period prior to the Change of Control Event or, to the extent more favorable to the Executive, those in effect after the Change of Control Event, including but not limited to (1) a material change in the nature or scope of the Executive’s titles, authority, powers, functions, duties, reporting requirements or responsibilities, or (2) a material reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Corporation remedies promptly after receipt of notice thereof given by the Executive;

(d) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Change of Control Event;

(e) the HDI Group Employer requires the Executive to travel on Employer business to a materially greater extent than was required during the 180-day period prior to the Change of Control Event;

(f) failure by the Corporation to obtain the agreement referred to in Section 13 as provided therein; or

(g) any voluntary termination of employment by the Executive where the written notice of such termination is delivered during the 30 days following the first anniversary of the Change of Control Event;

Provided, however, that any such event occurs following the Change of Control Event. In the event of a dispute regarding whether the Executive terminated the Executive’s employment for “Good Reason” in accordance with this Agreement, no claim by the Corporation that such termination does not constitute a Termination shall be given effect unless the Corporation establishes by clear and convincing evidence that such termination does not constitute a Termination. Any election by the Executive to terminate the Executive’s employment for Good Reason shall not be deemed a voluntary termination of employment by the Executive for purposes of any other employee benefit or other plan.

“GROSS-UP PAYMENT” has the meaning ascribed to it in Section 8(b)(i) of the Agreement.

“HDI GROUP” means Harley-Davidson, Inc. and its Affiliates.

“HDI GROUP EMPLOYER” means the member of the HDI Group that employed the Executive immediately prior to the Change of Control Event.

“RETIREMENT PLAN” has the meaning ascribed to it in Section 7(d) of the Agreement.

“SALARIED RETIREMENT PLAN” has the meaning ascribed to it in Section 7(d) of the Agreement.

“SEPARATION FROM SERVICE” means the date on which the Executive separates from service (within the meaning of Code Section 409A) from the HDI Group. A Separation from Service occurs when the HDI Group and the Executive reasonably anticipate that no further services will be performed by the Executive for the HDI Group after that date or that the level of bona fide services the Executive will perform after such date as an employee of the HDI Group will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the HDI Group over the immediately preceding 36-month period (or such lesser period of services). The Executive is not considered to have incurred a Separation from Service if the Executive is absent from active employment due to military leave, sick leave or other bona fide reason if the period of such leave does not exceed the greater of (i) six months, or (ii) the period during which the Executive’s right to reemployment by the HDI Group is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing the Executive to have incurred a Separation from Service.

“TAX ADJUSTMENT AMOUNT” has the meaning ascribed to it in Section 8(c) of the Agreement.

“TERMINATION” means a termination of the Executive’s employment with the HDI Group while this Agreement is in effect, if such termination constitutes a Separation from Service and such termination satisfies one of Paragraphs (a), (b) or (c) below:

    (a)        any termination by the HDI Group of the Executive’s employment following the occurrence of any Change of Control Event, other than termination of the Executive’s employment for Cause or as a result of the death of the Executive;

(b) any termination by the Executive of the Executive’s employment for Good Reason following the occurrence of a Change in Control Event; or

    (c)        any termination of the Executive’s employment caused by the death of the Executive during the period beginning on the date of the Change in Control Event and ending on the date that is thirty (30) days after the first anniversary of the date of the Change in Control Event.

“UNDERPAYMENT” has the meaning ascribed to it in Section 8(d)(iii) of the Agreement.

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